Exhibit 99.1

ZS Pharma Announces Multiple ZS-9 Data Presentations at Upcoming Medical Meetings

Redwood City, Calif. – May 12, 2015 – ZS Pharma, Inc. (Nasdaq: ZSPH), a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic disorders, today announced that data from the Phase 3 trials of ZS-9 (sodium zirconium cyclosilicate), an investigational treatment for hyperkalemia, will be presented at several medical meetings this month as follows:

American Society of Hypertension (ASH), May 15 to 19, 2015, New York, NY

Poster:	Late Breaker: Achievement and Maintenance of Normal Potassium with Sodium Zirconium Cyclosilicate (ZS-9) in Patients on RAASi from the Phase 3 Double-Blinded, Randomized, Placebo-Controlled HARMONIZE Trial, Spinowitz et al

Poster:	ZS-9 for Treatment of Hyperkalemia in Black Patients: Subgroup Analysis from the Phase 3 HARMONIZE Study, Spinowitz et al

Poster:	The Effectiveness of ZS-9 in Achieving Normokalemia During the Open-Label Phase of the HARMONIZE Trial, Spinowitz et al

Heart Failure Association (HFA), May 23 to 26, 2015, Seville, Spain

Oral:	Late Breaker: Effect of sodium zirconium cyclosilicate (ZS-9) on normalization and maintenance of serum K+ in heart failure patients from the Phase 3 randomized, double-blind, placebo-controlled HARMONIZE study, Anker et al

Poster:	Effect of sodium zirconium cyclosilicate (ZS-9) on aldosterone from the Phase 3 randomized, double-blind, placebo-controlled HARMONIZE study, Zannad et al

Oral:	SKITs, a new class of agents with potential to enable advances in heart failure, Rasmussen et al

European Renal Association/European Dialysis and Transplant Association (ERA/EDTA), May 28 to 31, London, UK

Oral:	Normalization of serum bicarbonate with sodium zirconium cyclosilicate (ZS-9) in the Phase 3 randomized, double-blind, placebo-controlled HARMONIZE study, de Francisco et al

Poster:	Late Breaker: Normalization of serum potassium with sodium zirconium cyclosilicate (ZS-9) in a subgroup of patients with Stage 4 or 5 chronic kidney disease: a pooled analysis from two Phase 3, randomized trials, Mann et al

Poster:	Achievement and maintenance of normokalemia in patients with non-dialysis Stage 5 chronic kidney disease, de Francisco et al

Poster:	Achievement of normal serum potassium with sodium zirconium cyclosilicate (ZS-9) in a subgroup of patients with Stage 4/5 chronic kidney disease and baseline potassium >5.5mmol/L from the Phase 3 randomized, double-blind, placebo-controlled HARMONIZE study, Roger et al

Poster:	Maintenance of normal serum potassium with sodium zirconium cyclosilicate (ZS-9) in subgroup of patients with history of chronic kidney disease and on RAAS inhibitors from the Phase 3 randomized, double-blind, placebo-controlled HARMONIZE study, Packham et al

Poster:	Effect of sodium zirconium cyclosilicate (ZS-9) on urinary potassium and sodium: an analysis of the Phase 3 randomized, double-blind, placebo-controlled HARMONIZE study, Jadoul et al

Poster:	Efficiency of sodium zirconium cyclosilicate (ZS-9) increases with severity of hyperkalemia: subgroup analysis of patients stratified by baseline potassium in the Phase 3 HARMONIZE study, Mann et al

About ZS Pharma

ZS Pharma is a publicly traded (Nasdaq: ZSPH), biopharmaceutical company with offices in Redwood City, California and Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information about ZS Pharma is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that this press release contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about: our expectations regarding the timing of submitting an NDA to the FDA and MAA to the EMA and the likelihood of regulatory approval of ZS-9, our expectations regarding our ability to successfully commercialize ZS-9, if approved, estimates of our expenses, future revenue, capital requirements and needs for additional financing, our ability to produce ZS-9 in commercial quantities in higher capacity reactors, the initiation, timing, progress and results of future nonclinical studies, clinical trials and research and development programs, and our financial performance. Any forward looking statements in this press release are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this press release may turn out to be inaccurate. Factors that may cause actual results to differ materially from these expectations include, among other things, those listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is available on the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement and speak only as of the date of this press release. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks described in the reports we will file from time to time with the SEC after the date of this press release.

ZS Pharma Contacts
Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	denise@redhousecomms.com

Source: ZS Pharma

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